Exhibit 10.17

NOTE PURCHASE AGREEMENT

This Note Purchase Agreement (this “Agreement”) is dated as of March 3, 2014, between Enerpulse Technologies, Inc., a Nevada corporation (the “Company”), and each purchaser identified on the signature pages hereto (each, a “Purchaser” and collectively, the “Purchasers”).

WHEREAS, subject to the terms and conditions set forth in this Agreement and pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506 promulgated thereunder, the Company desires to issue and sell to each Purchaser, and each Purchaser, severally and not jointly, desires to purchase from the Company, up to $400,000 of secured promissory notes of the Company as more fully described in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and each Purchaser agree as follows:

ARTICLE I.
DEFINITIONS

1.1           Definitions. In addition to the terms defined elsewhere in this Agreement, for all purposes of this Agreement, the following terms have the meanings set forth in this Section 1.1:

“Additional Closing Date” means the date any Additional Closing occurs.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to remain closed.

“Closing Date” means the date of the Initial Closing or the Additional Closing, as applicable, which will be a Business Day.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means the common stock of the Company, par value $0.001 per share, and any other class of securities into which such securities may hereafter be reclassified or changed.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Initial Closing Date” means the date the Initial Closing occurs.

“Liens” means a lien, charge pledge, security interest, encumbrance, right of first refusal, preemptive right or other restriction.

“Note(s)” means the Secured Promissory Notes issued to the Purchasers pursuant to this Agreement, in the form of Exhibit A attached hereto.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Agreement” means the Security Agreement by and between the Company and the Purchasers, in the form of Exhibit B attached hereto.

“Subscription Amount” means, as to each Purchaser, the amount to be paid for the Notes purchased hereunder as specified for such Purchaser on Schedule A, as amended in connection with each Closing, to this Agreement in United States dollars and in immediately available funds.

“Subsidiary” means any subsidiary of the Company.

“Transaction Documents” means this Agreement, the Notes, the Security Agreement, all exhibits and schedules thereto and hereto and any other documents or agreements executed in connection with the transactions contemplated hereunder.

ARTICLE II.
PURCHASE AND SALE

2.1          Purchase and Sale of Notes.

(a)          Initial Closing. Subject to the satisfaction (or waiver) of the conditions set forth in Sections 2.3 and 2.4 below, the Company shall issue and sell to each Purchaser set forth on Schedule A hereto, and each such Purchaser, severally but not jointly, shall purchase from the Company on the Initial Closing Date, a Note in the Subscription Amount set forth opposite such Purchaser’s name on Schedule A (the “Initial Closing”).

(b)          Additional Closing. Subject to the satisfaction (or waiver) of the conditions set forth in Sections 2.3 and 2.4 below, the Company shall issue and sell to each Purchaser set forth on Schedule A hereto (as amended to provide for the purchase by such Purchaser of a Note on an Additional Closing Date) and each such Purchaser, severally but not jointly, shall purchase from the Company on an Additional Closing Date, a Note in the Subscription Amount set forth opposite such Purchaser’s name on Schedule A (the “Additional Closings”).

2.2       Closing. The Initial Closing and any Additional Closings are each referred to in this Agreement as a “Closing”. On or before the applicable Closing Date, each Purchaser shall deliver to the Company, via wire transfer or a certified check, immediately available funds equal to such Purchaser’s Subscription Amount, and the Company shall deliver to each Purchaser its respective Note and the Company and each Purchaser shall deliver the other items set forth in Section 2.3 deliverable at the Closing. Each Closing shall occur at the offices of the Company located at 2451 Alamo Ave SE, Albuquerque, New Mexico 87106, or such other location as the parties shall mutually agree.

2.3        Deliveries.

(a)          On or prior to the each Closing Date, the Company shall deliver or cause to be delivered to each Purchaser the following:

(i)          this Agreement duly executed by the Company;

(ii)         a Note for the Subscription Amount;

(iii)        the Security Agreement duly executed by the Company; and

(iv)        such other documents relating to the transactions contemplated by this Agreement as such Purchaser or its counsel may reasonably request.

(b)          On or prior to the each Closing Date, each Purchaser shall deliver or cause to be delivered to the Company, the following:

(i)          this Agreement duly executed by such Purchaser;

(ii)         such Purchaser’s Subscription Amount by wire transfer or certified check;

(iii)        the Security Agreement (or an accession thereto) duly executed by such Purchaser; and

(iv)        such other documents relating to the transactions contemplated by this Agreement as the Company or its counsel may reasonably request.

2.4          Closing Conditions.

(a)          The obligations of the Company hereunder in connection with each Closing are subject to the following conditions being met:

(i)          the accuracy in all material respects on such Closing Date of the representations and warranties of the Purchasers contained herein (unless as of a specific date therein in which case they shall be accurate as of such date);

(ii)         all obligations, covenants and agreements of each Purchaser required to be performed at or prior to such Closing Date shall have been performed; and

(iii)        the delivery by each Purchaser of the items set forth in Section 2.3(b) of this Agreement.

(b)          The respective obligations of the Purchasers hereunder in connection with each Closing are subject to the following conditions being met:

(i)          the accuracy in all material respects when made and on such Closing Date of the representations and warranties of the Company contained herein (unless as of a specific date therein);

(ii)         all obligations, covenants and agreements of the Company required to be performed at or prior to such Closing Date shall have been performed; and

(iii)        the delivery by the Company of the items set forth in Section 2.3(a) of this Agreement.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES

3.1          Representations and Warranties of the Company. The Company hereby makes the following representations and warranties to each Purchaser:

(a)          Organization and Qualification. The Company and each of its subsidiaries (the “Subsidiaries”) is an entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. Neither the Company nor any Subsidiary is in violation nor default of any of the provisions of its respective certificate or articles of incorporation, bylaws or other organizational or charter documents. Each of the Company and the Subsidiaries is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not have or reasonably be expected to result in: (i) a material adverse effect on the legality, validity or enforceability of any Transaction Document, (ii) a material adverse effect on the results of operations, assets, business or condition (financial or otherwise) of the Company and the Subsidiaries, taken as a whole, or (iii) a material adverse effect on the Company’s ability to perform in any material respect on a timely basis its obligations under any Transaction Document (any of (i), (ii) or (iii), a “Material Adverse Effect”) and to the knowledge of the Company no proceeding has been instituted in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification.

(b)          Authorization; Enforcement. The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and each of the other Transaction Documents and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of each of this Agreement and the other Transaction Documents by the Company and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Company and no further action is required by the Company, the board of directors of the Company, or the Company’s stockholders in connection herewith or therewith. This Agreement and each other Transaction Document to which it is a party has been (or upon delivery will have been) duly executed by the Company and, when delivered in accordance with the terms hereof and thereof, will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except: (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(c)          No Conflicts. The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which it is a party, the issuance and sale of the Notes, and the consummation by it of the transactions contemplated hereby and thereby do not and will not: (i) conflict with or violate any provision of the Company’s or any Subsidiary’s certificate or articles of incorporation, bylaws or other organizational or charter documents, (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Lien upon any of the properties or assets of the Company or any Subsidiary, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Company or Subsidiary debt or otherwise) or other understanding to which the Company or any Subsidiary is a party or by which any property or asset of the Company or any Subsidiary is bound or affected, or (iii) conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company or a Subsidiary is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company or a Subsidiary is bound or affected; except in the case of each of clauses (ii) and (iii), such as could not have or reasonably be expected to result in a Material Adverse Effect.

(d)          Filings, Consents and Approvals. No consent, approval, order or authorization of, or designation, registration, declaration or filing with, any federal, state, local or provincial or other governmental authority or other Person on the part of the Company is required in connection with the valid execution and delivery of the Transaction Documents, or the offer, or issuance of the Notes other than, if required, filings or qualifications under applicable federal or state securities laws.

(e)          SEC Reports; Financial Statements. The Company has filed all reports, schedules, forms, statements and other documents required to be filed by the Company under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the two years preceding the date hereof (or such shorter period as the Company was required by law or regulation to file such material) (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective dates and subject to any amendments thereto which have been filed prior to the date of this Agreement, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Company has not, during the year preceding the date hereof, been an issuer subject to Rule 144(i) under the Securities Act. The financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of the Company and its consolidated Subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

3.2          Representations and Warranties of the Purchasers. Each Purchaser, for itself and for no other Purchaser, hereby represents and warrants as of the date hereof and as of the Closing Date to the Company as follows (unless as of a specific date therein):

(a)          Organization; Authority. Such Purchaser is either an individual or an entity duly incorporated or formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation with full right, corporate, partnership, limited liability company or similar power and authority to enter into and to consummate the transactions contemplated by the Transaction Documents and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of the Transaction Documents and performance by such Purchaser of the transactions contemplated by the Transaction Documents have been duly authorized by all necessary corporate, partnership, limited liability company or similar action, as applicable, on the part of such Purchaser. Each Transaction Document to which it is a party has been duly executed by such Purchaser, and when delivered by such Purchaser in accordance with the terms hereof, will constitute the valid and legally binding obligation of such Purchaser, enforceable against it in accordance with its terms, except: (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(b)          Own Account. Such Purchaser understands that the Notes are “restricted securities” and have not been registered under the Securities Act or any applicable state securities law and is acquiring its Note as principal for its own account and not with a view to or for distributing or reselling such Note or any part thereof in violation of the Securities Act or any applicable state securities law, has no present intention of distributing such Note in violation of the Securities Act or any applicable state securities law and has no direct or indirect arrangement or understandings with any other Persons to distribute or regarding the distribution of such Note in violation of the Securities Act or any applicable state securities law (this representation and warranty not limiting such Purchaser’s right to sell the Note pursuant to a registration statement or otherwise in compliance with applicable federal and state securities laws). Such Purchaser is not acquiring its Note as part of a group within the meaning of Section 13(d)(3) of the Exchange Act.

(c)          Experience of Such Purchaser; Investigation. Such Purchaser (i) is an “accredited investor” as defined in Rule 501(a)(1), (a)(2), (a)(3), (a)(7) or (a)(8) under the Securities Act or (ii) either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective purchase of the Notes, and has so evaluated the merits and risks of such purchase, including, without limitation, the risks identified on Annex I attached hereto. Such Purchaser is able to bear the economic risk of a purchase of a Note and, at the present time, is able to afford a complete loss of the purchase price of such Note. Such Purchaser in making its purchase decision has relied solely upon an independent investigation made by such Purchaser and its legal, tax and/or financial advisors and, is not relying upon any oral representations of the Company.

(d)          Access to Information.  Such Purchaser understands that a purchase of a Note involves a high degree of risk and illiquidity, including, risk of loss of the entire purchase price of such Note.  Such Purchaser represents that such Purchaser has been given full and complete access to the Company for the purpose of obtaining such information as such Purchaser or its qualified representative has reasonably requested in connection with the decision to purchase the Note.  Such Purchaser represents that such Purchaser has received and reviewed copies of the SEC Reports.  Such Purchaser represents that such Purchaser has been afforded the opportunity to ask questions of the officers of the Company regarding its business prospects and the Notes, as such Purchaser has found necessary to make an informed decision to purchase a Note.

(e)          General Solicitation. Such Purchaser is not purchasing the Note as a result of any advertisement, article, notice or other communication regarding the Notes published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

(f)          Information Regarding Offering. No Person has made to the Purchaser any written or oral representations (i) that any Person will resell or repurchase any Note; (ii) that any Person will refund the purchase price of any Note; (iii) as to the future value of the Note; or (iv) that any Note will be listed and posted for trading on any stock exchange or automated dealer quotation system or that application has been made to list and post any Note on any stock exchange or automated dealer quotation system;

(g)          Restricted Securities. Such Purchaser has been advised that none of the Notes have been registered under the Securities Act or any other applicable securities laws, and that the Notes are being offered and sold pursuant to Section 4(a)(2) of the Securities Act and/or Rule 506 of Regulation D thereunder, and that the Company’s reliance upon Section 4(a)(2) and/or Rule 506 of Regulation D is predicated in part on such Purchaser representations as contained herein.

(h)          Legal and Tax Advice. Such Purchaser understands that nothing in the SEC Reports, this Agreement or any other materials presented to such Purchaser in connection with a purchase of a Note constitutes legal, tax or investment advice. Such Purchaser has consulted such legal, tax and investment advisors, as it, in its sole discretion, has deemed necessary or appropriate in connection with its purchase of a Note.

(i)          Disclosure. Such Purchaser understands and confirms that the Company will rely on the foregoing representation in effecting transactions in securities of the Company. All of the representations and warranties furnished by or on behalf of the Purchaser to the Company in this Agreement are true and correct.

ARTICLE IV.
OTHER AGREEMENTS OF THE PARTIES

4.1          Indemnification.

(a)    Company’s Indemnification of Purchasers. To the extent permitted by law, the Company shall defend, indemnify and hold harmless each of the Purchasers from and against any and all losses, claims, judgments, liabilities, demands, charges, suits, penalties, costs or expenses, including court costs and attorneys’ fees resulting from any claim, demand, suit, action or proceeding brought by any third party (“Claims and Liabilities”) with respect to or arising from (i) the breach of any warranty or any inaccuracy of any representation made by the Company in this Agreement or in the Security Agreement, or (ii) the breach of any covenant or agreement made by the Company in this Agreement or the Security Agreement.

(b)    Purchasers’ Indemnification of Company. To the extent permitted by law, each of the Purchasers, severally but not jointly, shall defend, indemnify and hold harmless the Company from and against any and all Claims and Liabilities with respect to or arising from (i) the breach of any warranty or any inaccuracy of any representation made by such Purchaser in this Agreement, or (ii) the breach of any covenant or agreement made by such Purchaser (A) in this Agreement and (B) in the event such Purchaser acts as the Collateral Agent (as defined in the Security Agreement), in the Security Agreement.

(c)    Claims Procedure. Promptly after the receipt by any indemnified party (the “Indemnitee”) of notice of the commencement of any action or proceeding against such Indemnitee, such Indemnitee shall, if a claim with respect thereto is or may be made against any indemnifying party (the “Indemnifying Party”) pursuant to this Section 4.1, give such Indemnifying Party written notice of the commencement of such action or proceeding and give such Indemnifying Party a copy of such claim and/or process and all legal pleadings in connection therewith. The failure to give such notice shall not relieve any Indemnifying Party of any of its indemnification obligations contained in this Section 4.1, except where, and solely to the extent that, such failure actually and materially prejudices the rights of such Indemnifying Party. Such Indemnifying Party shall have, upon request within thirty (30) days after receipt of such notice, but not in any event after the settlement or compromise of such claim, the right to defend, at its own expense and by its own counsel reasonably acceptable to the Indemnitee, any such matter involving the asserted liability of the Indemnitee; provided, however, that if the Indemnitee determines that there is a reasonable probability that a claim may materially and adversely affect it, other than solely as a result of money payments required to be reimbursed in full by such Indemnifying Party under this Section 4.1 or if a conflict of interest exists between Indemnitee and the Indemnifying Party, the Indemnitee shall have the right to defend, compromise or settle such claim or suit; and, provided, further, that such settlement or compromise shall not, unless consented to in writing by such Indemnifying Party, which shall not be unreasonably withheld, be conclusive as to the liability of such Indemnifying Party to the Indemnitee. In any event, the Indemnitee, such Indemnifying Party and its counsel shall cooperate in the defense against, or compromise of, any such asserted liability, and in cases where the Indemnifying Party shall have assumed the defense, the Indemnitee shall have the right to participate in the defense of such asserted liability at the Indemnitee’s own expense. In the event that such Indemnifying Party shall decline to participate in or assume the defense of such action, prior to paying or settling any claim against which such Indemnifying Party is, or may be, obligated under this Section 4.1 to indemnify an Indemnitee, the Indemnitee shall first supply such Indemnifying Party with a copy of a final court judgment or decree holding the Indemnitee liable on such claim or, failing such judgment or decree, the terms and conditions of the settlement or compromise of such claim. An Indemnitee’s failure to supply such final court judgment or decree or the terms and conditions of a settlement or compromise to such Indemnifying Party shall not relieve such Indemnifying Party of any of its indemnification obligations contained in this Section 4.1, except where, and solely to the extent that, such failure actually and materially prejudices the rights of such Indemnifying Party. If the Indemnifying Party is defending the claim as set forth above, the Indemnifying Party shall have the right to settle the claim only with the consent of the Indemnitee.

(d)    Exclusive Remedy. Each of the parties hereto acknowledges and agrees that, from and after each Closing Date, its sole and exclusive monetary remedy with respect to any and all claims relating to the subject matter of this Agreement shall be pursuant to the indemnification provisions set forth in this Section 4.1, except that nothing in this Agreement shall be deemed to constitute a waiver of any injunctive or other equitable remedies or any tort claims of, or causes of action arising from, intentionally fraudulent misrepresentation, willful breach or deceit.

4.2          Acknowledgement of Security Agreement. Any Purchaser who agrees in writing to become a party hereto covenants and agrees to also be bound by all of the obligations, terms and conditions of a “Secured Party” applicable thereto under the Security Agreement as if such Purchaser has executed the Security Agreement.

ARTICLE V.
MISCELLANEOUS

5.1          Fees and Expenses. Except as expressly set forth in the Transaction Documents to the contrary, each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement.

5.2          Entire Agreement. The Transaction Documents, together with the exhibits and schedules thereto, contain the entire understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.

5.3          Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of: (a) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth on the signature pages attached hereto at or prior to 5:30 p.m. (New York City time) on a Business Day, (b) the next Business Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth on the signature pages attached hereto on a day that is not a Business Day or later than 5:30 p.m. (New York City time) on any Business Day, (c) the second (2nd) Business Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service or (d) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as set forth on the signature pages attached hereto.

5.4           Headings. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

5.5           Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. The Company may not assign this Agreement or any rights or obligations hereunder without the prior written consent of each Purchaser (other than by merger) except to an affiliate of the Company. No Purchaser may assign any or all of its rights under this Agreement without the prior written consent of the Company except to an affiliated entity of such Purchaser.

5.6           No Third-Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

5.7           Governing Law. This Agreement and all actions arising out of or in connection with this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of laws provisions of the State of Delaware or of any other state.

5.8           Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to each other party, it being understood that the parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

5.9           Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

5.10         Replacement of Notes. If any certificate or instrument evidencing any Notes is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof (in the case of mutilation), or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction. The applicant for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs (including customary indemnity) associated with the issuance of such replacement Notes.

5.11         Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each of the Purchasers and the Company will be entitled to specific performance under the Transaction Documents. The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations contained in the Transaction Documents and hereby agree to waive and not to assert in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

5.12         Construction. The parties agree that each of them and/or their respective counsel have reviewed and had an opportunity to revise the Transaction Documents and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of the Transaction Documents or any amendments thereto. In addition, each and every reference to share prices and shares of Common Stock in any Transaction Document shall be subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions of the Common Stock that occur after the date of this Agreement.

5.13         WAIVER OF JURY TRIAL. IN ANY ACTION, SUIT, OR PROCEEDING IN ANY JURISDICTION BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY, THE PARTIES EACH KNOWINGLY AND INTENTIONALLY, TO THE GREATEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY AND EXPRESSLY WAIVES FOREVER TRIAL BY JURY.

(Signature Pages Follow)

IN WITNESS WHEREOF, the parties hereto have caused this Note Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

	ENERPULSE TECHNOLOGIES, INC.	Address for Notice:

By:	/s/ Joseph E. Gonnella	Enerpulse Technologies, Inc.
	Name: Joseph E. Gonnella	2451 Alamo Ave SE
	Title: Chief Executive Officer	Albuquerque, New Mexico 87106
Fax: 505-842-6592
With a copy to (which shall not constitute notice):

Greenberg Traurig LLP
1201 K Street, Suite 1100
Sacramento, CA 95814
Attn: Mark C. Lee, Esq.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

SIGNATURE PAGE FOR PURCHASER FOLLOWS]

[PURCHASER SIGNATURE PAGES TO ENERPULSE TECHNOLOGIES, INC. NOTE PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the undersigned have caused this Note Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Name of Purchaser: John Novak

Signature of Authorized Signatory of Purchaser:	/s/ John Novak

Name of Authorized Signatory: John Novak

Title of Authorized Signatory: Individual

Email Address of Authorized Signatory: Jnovak@enerpulse.com

Facsimile Number of Authorized Signatory: (505) 842-6592

Address for Notice to Purchaser:

9405 Augusta Ave NE

Albuquerque, NM 87111

Address for Delivery of Note to Purchaser (if not same as address for notice):

[PURCHASER SIGNATURE PAGES TO ENERPULSE TECHNOLOGIES, INC. NOTE PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the undersigned have caused this Note Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Name of Purchaser: Stephen Marino

Signature of Authorized Signatory of Purchaser:	/s/ Stephen Marino

Name of Authorized Signatory: Stephen Marino

Title of Authorized Signatory: Individual

Email Address of Authorized Signatory: Smarino@enerpulse.com

Facsimile Number of Authorized Signatory: (505) 842-6592

Address for Notice to Purchaser:

1624 La Cabra Dr SE

Albuquerque, NM 87123

Address for Delivery of Note to Purchaser (if not same as address for notice):

SCHEDULE A

Purchaser	Subscription Amount	EIN
Stephen Marino	$50,000.00
John Novak	$30,000.00

Annex I

Risk Factors

The risks described below are the ones the Company believes are the most important for the Purchaser to consider, although these risks are not the only ones that the Company faces. If events anticipated by any of the following risks actually occur, the Company’s business, operating results or financial condition could suffer and the trading price of the Company’s common stock could decline. As used below, “we,” “us” and “our” refer to Enerpulse Technologies, Inc., which is also sometimes referred to as the “Company.”

Risks Relating to Our Business

We have a history of losses and may continue to incur losses in the future.

We have a history of losses and may continue to incur losses in the future, which could negatively impact the trading value of our common stock. Specifically, we expect to sustain losses in the next few years due to expenses relating to research and development and testing activities incurred in the development of the automotive OEM business. We may continue to incur operating losses in future periods. These losses may increase and we may never achieve or sustain profitability on a quarterly or annual basis in the future for a variety of reasons, including increased competition, decreased growth in the automotive industry and other factors described elsewhere in this “Risk Factors” section.

Further, we may incur significant losses in the future due to unforeseen expenses, difficulties, complications and delays and other unknown events. If we cannot continue as a going concern, our stockholders may lose their entire investment.

We anticipate that our cash on hand will be insufficient to fund our plan of operations for the next 12 months and if we are unable to raise additional capital, our business may fail and stockholders may lose their entire investment.

As of September 30, 2013, we had cash and cash equivalents of $1,105,991 which we believe will not be sufficient to meet our anticipated capital requirements for the next twelve months. Specifically, we anticipate that our existing capital resources will enable us to continue operations through the first quarter of 2014. If we fail to raise additional capital through the public offering of shares contemplated in our Form S-1/A, obtain additional financing from other sources, including from sales revenues, loans or private investments, we may be required to change our planned business strategies. If we are unable to obtain adequate financing, we may not be able to successfully develop and market our products and services. As a result, we would need to curtail business operations, which would have a material negative effect on operating results, the value of our outstanding stock is likely to fall, and our business may fail, causing our stockholders to lose their entire investment.

Because we may never earn significant revenues from our operations, our business may fail and investors may lose all of their investment in our Company.

We have a history of limited revenues from operations. We have yet to generate positive earnings and there can be no assurance that we will ever operate profitably. If our business plan is not successful and we are not able to operate profitably, then our stock may become worthless and investors may lose all of their investment in our company.

Prior to achieving broad acceptance and distribution for our products, we anticipate that we will incur increased operating expenses without realizing any significant revenues. We therefore expect to incur significant losses into the foreseeable future. We recognize that if we are unable to generate significant revenues from the sale of our products in the future, we will not be able to earn profits or continue operations. There is no history upon which to base any assumption as to the likelihood that we will prove successful, and we can provide no assurance that we will generate sufficient revenues or ever achieve profitability. If we are unsuccessful in addressing these risks, our business will fail and investors may lose all of their investment in our company.

In the course of preparing our financial statements for the years ended December 31, 2012 and 2011, material weaknesses in our internal control over financial reporting were noted. We expect to incur extra costs in implementing measures to address such weaknesses. If we fail to maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results. As a result, current and potential investors could lose confidence in our financial reporting, which could harm our business and have an adverse effect on our stock price.

Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, we are required to annually furnish a report by our management on our internal control over financial reporting. Such report must contain, among other matters, an assessment by our principal executive officer and our principal financial officer on the effectiveness of our internal control over financial reporting, including a statement as to whether or not our internal control over financial reporting is effective as of the end of our fiscal year. This assessment must include disclosure of any material weakness in our internal control over financial reporting identified by management. We have historically had a small internal accounting and finance staff. This lack of adequate accounting resources has resulted in the identification of material weaknesses in our internal controls over financial reporting. A “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our financial statements will not be prevented or detected on a timely basis.

In connection with the audit of our financial statements for the years ended December 31, 2012 and 2011, our management team identified material weaknesses relating to (i) insufficient systems, procedures, and accounting personnel in place to ensure effective segregation of duties, and (ii) lack of the appropriate technical resources in place to properly evaluate non-routine, complex transactions in accordance with generally accepted accounting principles. We have taken steps, including implementing a plan to improve the segregation of the duties of our accounting staff and hiring additional internal staff and/or outside consultants experienced in financial reporting as well as in SEC reporting requirements. In addition, we plan to continue to take additional steps to seek to remediate these material weaknesses. If we do not successfully remediate the material weaknesses described above, or if other material weaknesses or other deficiencies arise in the future, we may be unable to accurately report our financial results on a timely basis, which could cause our reported financial results to be materially misstated and require restatement which could result in the loss of investor confidence and/or cause the market price of our common stock to decline.

If we are unable to establish appropriate internal financial reporting controls and procedures, it could cause us to fail to meet our reporting obligations, result in the restatement of our financial statements, harm our operating results, subject us to regulatory scrutiny and sanction, cause investors to lose confidence in our reported financial information and have a negative effect on the market price for shares of our common stock.

Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. We maintain a system of internal control over financial reporting, which is defined as a process designed by, or under the supervision of, our principal executive officer and principal financial officer, or persons performing similar functions, and effected by our board of directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with accounting principles generally accepted in the United States of America.

As a public company, we will have significant additional requirements for enhanced financial reporting and internal controls. We will be required to document and test our internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, which requires annual management assessments of the effectiveness of our internal controls over financial reporting, and, if we become an accelerated filer, a report by our independent registered public accounting firm would be required. The process of designing and implementing effective internal controls is a continuous effort that requires us to anticipate and react to changes in our business and the economic and regulatory environments and to expend significant resources to maintain a system of internal controls that is adequate to satisfy our reporting obligations as a public company.

We cannot assure you that we will not identify areas requiring improvement in our internal control over financial reporting. We cannot assure you that the measures we may take to remediate any areas in need of improvement will be successful or that we will implement and maintain adequate controls over our financial processes and reporting in the future as we continue our growth. If we are unable to establish appropriate internal financial reporting controls and procedures, it could cause us to fail to meet our reporting obligations, result in the restatement of our financial statements, harm our operating results, subject us to regulatory scrutiny and sanction, cause investors to lose confidence in our reported financial information and have a negative effect on the market price for shares of our common stock.

Our future is dependent upon our ability to obtain financing. If we do not obtain such financing, we may have to cease our activities and investors could lose their entire investment.

There is no assurance that we will operate profitably or generate positive cash flow in the future. We will require additional financing in order to proceed with the manufacture and distribution of our products, including our Pulstar® pulse plugs. We will also need more funds if the costs of the development and operation of our existing technologies are greater than we have anticipated. We will also require additional financing to sustain our business operations if we are not successful in increasing revenues. We may not be able to obtain financing on commercially reasonable terms or terms that are acceptable to us when it is required, or at all. Our future is dependent upon our ability to obtain financing. If we do not obtain such financing, our business could fail and investors could lose their entire investment.

If adequate funds are not available, we could be forced to discontinue product development and reduce or forego attractive business opportunities. To the extent that we raise additional funds by issuing equity securities, our stockholders may experience significant dilution. In addition, debt financing, if available, may involve restrictive covenants. We may seek to access the public or private capital markets whenever conditions are favorable, even if we do not have an immediate need for additional capital at that time. Our access to the financial markets and the pricing and terms we receive in the financial markets could be adversely impacted by various factors, including changes in financial markets and interest rates.

Our forecasts regarding the sufficiency of our financial resources to support our current and planned operations are forward-looking statements and involve significant risks and uncertainties, and actual results could vary as a result of a number of factors, including the factors discussed elsewhere in this “Risk Factors” section. We have based this estimate on assumptions that may prove to be wrong, and we could utilize our available capital resources sooner than we currently expect.

Our operating results may fluctuate due to factors that are difficult to forecast and not within our control.

Our past operating results may not be accurate indicators of future performance, and you should not rely on such results to predict our future performance. Our operating results have fluctuated significantly in the past, and could fluctuate in the future. Factors that may contribute to fluctuations include:

•	changes in aggregate capital spending, cyclicality and other economic conditions, or domestic and international demand in the industries we serve;

•	our ability to effectively manage our working capital;

•	our ability to satisfy consumer demands in a timely and cost-effective manner;

•	pricing and availability of labor and materials;

•	our inability to adjust certain fixed costs and expenses for changes in demand;
•	shifts in geographic concentration of customers, supplies and labor pools; and

•	seasonal fluctuations in demand and our revenue.

If we are unable to adequately control the costs associated with operating our business, including our costs of sales and materials, our business, financial condition, operating results and prospects will suffer.

If we are unable to maintain a sufficiently low level of costs for designing, manufacturing, marketing, selling and distributing our products relative to their selling prices, our operating results, gross margins, business and prospects could be materially and adversely impacted. We have made, and will be required to continue to make, significant investments for the design and sales of our products and technologies. There can be no assurances that our costs of producing and delivering our products will be less than the revenue we generate from sales or that we will achieve our expected gross margins.

We may be required to incur substantial marketing costs and expenses to promote our products. If we are unable to keep our operating costs aligned with the level of revenues we generate, our operating results, business and prospects will be harmed.

We rely on independent distributors for a substantial portion of our sales.

We rely upon sales made by or through non-affiliated distributors to customers. Sales through distributors accounted for 92% of our net sales during 2012. The loss of, or business disruption at, one or more of these distributors may harm our business. If we are required to obtain additional or alternative distribution agreements or arrangements in the future, we cannot be certain that we will be able to do so on satisfactory terms or in a timely manner. Our inability to enter into satisfactory distribution agreements may inhibit our ability to implement our business plan or to establish markets necessary to expand the distribution of our products successfully.

We derive a significant portion of our revenue from a few customers and the loss of one of these customers, or a reduction in their demand for our services, could adversely affect our business, financial condition, results of operations and prospects.

Our customer base is highly concentrated. One or a few customers have represented a substantial portion of our consolidated revenues and gross profits in any one year or over a period of several consecutive years. Advance Auto Parts accounted for 28% and 29% of our total revenues in the years ended 2012 and 2011, respectively. AutoZone accounted for 14% and 14% of our total revenues in the years ended 2012 and 2011, respectively. A limited number of customers may continue to comprise a substantial portion of our revenue for the foreseeable future. We could lose business from a significant customer for a variety of reasons, including:

•	the consolidation, merger or acquisition of an existing customer, resulting in a change in procurement strategies employed by the surviving entity that could reduce the amount of orders we receive;

•	our performance on individual relationships with one or more significant customers are impaired due to another reason, which may cause us to lose future business with such customers and, as a result, our ability to generate income would be adversely impacted; and

•	the strength of our professional reputation.

We do not have contracts in the aftermarket. The customer business relationship is based on mutual benefits to both parties. Either party may terminate the relationship without cause which could impair our business, financial condition, results of operations and prospects.

We may not be able to persuade potential customers of the merits of our products and justify their costs to increase our sales.

Because of technology in our pulse plug products, we have been, and will continue to be, required to educate potential customers and demonstrate that the merits of such products justify the costs associated with such products. We have relied on, and will continue to rely on, automobile manufacturers and manufacturers in other industries and their dealer networks to market our products. The success of any such relationship will depend in part on the other party’s own competitive, marketing and strategic considerations, including the relative advantages of alternative products being developed and/or marketed by any such party. There can be no assurance that we will be able to continue to market our products successfully so as to generate meaningful product sales increases or to continue at existing sales volumes.

We depend on intellectual property and the failure to protect our intellectual property could adversely affect our future growth and success.

We rely on patent, trademark, trade secret protection, and confidentiality and other agreements with employees, customers, partners and others to protect our intellectual property. Because of rapid technological developments in the automotive industry and the competitive nature of the market, the patent position of any component manufacturer is subject to uncertainties and may involve complex legal and factual issues. Consequently, although we own certain patents, and are currently processing several additional patent applications, we do not know whether any patents will be issued from these pending or future patent applications or whether the scope of the issued patents is sufficiently broad to protect our technologies or processes. There can be no assurance that others will not independently develop similar products or will not design around any patents that have been or may be issued to us. The failure to obtain patents in certain foreign countries may materially adversely affect our ability to compete effectively in those international markets.

Moreover, patent applications and issued patents may be challenged or invalidated. We could incur substantial costs in prosecuting or defending patent infringement suits. Furthermore, the laws of some foreign countries may not protect intellectual property rights to the same extent as do the laws of the United States.

The patents protecting our proprietary technologies expire after a period of time. Currently, our patents have expiration dates ranging from 2018 through 2029. If we are not successful in protecting our proprietary technology, it could have a material adverse effect on our business, financial condition and results of operations.

There can be no assurance that we will be successful in protecting our proprietary rights. For example, from time to time we may become aware of competing technologies employed by third parties that may be covered by one or more of our patents. In such situations, we may seek to grant licenses to such third parties or seek to stop the infringement, including through the threat of legal action. There is no assurance that we would be successful in negotiating a license agreement on favorable terms, if at all, or able to stop the infringement. Any infringement upon our intellectual property rights could have an adverse effect on our ability to develop and sell commercially competitive systems and components.

If third parties claim that our products infringe upon their intellectual property rights, we may be forced to expend significant financial resources and management time litigating such claims and our operating results could suffer.

Third parties may claim that our products and systems infringe upon third-party patents and other intellectual property rights. These parties could bring legal actions against us claiming damages and seeking to enjoin manufacturing and marketing of our products for allegedly conflicting with patents held by them.

Identifying third-party patent rights can be particularly difficult, notably because patent applications are generally not published until up to 18 months after their filing dates. If a competitor were to challenge our patents, or assert that our products or processes infringe their patent or other intellectual property rights, we could incur substantial litigation costs, be forced to make expensive product modifications, pay substantial damages or even be forced to cease some operations. If any such actions are successful, in addition to any potential liability for damages, we could be required to obtain a license in order to continue to manufacture or market the affected products. There can be no assurance that we would prevail in any such action or that any license required under any such patent would be made available on acceptable terms, if at all. Failure to obtain needed patents, licenses or proprietary information held by others may have a material adverse effect on our business.

Third-party infringement claims, regardless of their outcome, would not only drain financial resources but also divert the time and effort of management and could result in customers or potential customers deferring or limiting their purchase or use of the affected products or services until resolution of the litigation.

The disruption or loss of relationships with vendors and suppliers for the components of our products could materially adversely affect our business.

Our ability to manufacture and market our products successfully is dependent on relationships with both third party vendors and suppliers. We rely on various vendors and suppliers for the components of our products and procure these components through purchase orders, with no guaranteed supply arrangements. Certain components are only available from a limited number of suppliers.

Our inability to obtain sufficient quantities of these components, if and as required in the future, may subject us to:

•	delays in delivery or shortages in components that could interrupt and delay manufacturing and result in cancellations of orders for our products;

•	increased component prices and supply delays as we establish alternative suppliers;
•	inability to develop alternative sources for product components;

•	required modifications of our products, which may cause delays in product shipments, increased manufacturing costs, and increased product prices; and

•	increased inventory costs as we hold more inventory than we otherwise might in order to avoid problems from shortages or discontinuance, which may result in write-offs if we are unable to use all such products in the future.

The loss of any significant supplier, in the absence of a timely and satisfactory alternative arrangement, or an inability to obtain essential components on reasonable terms or at all, could materially adversely affect our business, operations and cash flows.

Loss of any of our executive officers or key employees and our failure to attract and retain qualified personnel, will harm the ability of the business to grow.

Our success depends, in part, on our ability to retain current key personnel, attract and retain future key personnel, additional qualified management, marketing, scientific, and engineering personnel, and develop and maintain relationships with other outside consultants. Competition for qualified management, technical, sales and marketing employees is intense. In addition, some employees might leave our company and go to work for competitors.

If we lose any of our executive officers or key employees, including Joseph E. Gonnella, Louis S. Camilli and Bryan C. Templeton, which have many years of experience with us and within the automotive industry and other manufacturing industries, or are unable to recruit qualified personnel, our ability to manage the day-to-day aspects of our business may be materially adversely affected. We do not currently maintain “key person” life insurance on any of our executives or employees. Our senior management and key personnel are all employed on an at-will basis, which means that they could terminate their employment with us at any time, for any reason and without notice. The loss of the services of one or more executive officers or key employees, who also have strong personal ties with our customers and suppliers, could have a material adverse effect on the our business, financial condition and results of operations.

Our operations are subject to hazards that may cause personal injury or property damage, thereby subjecting us to liabilities and possible losses, which may not be covered by insurance.

Our workers are subject to hazards associated with developing, manufacturing and testing our products. In such a case, we may be liable for fines and damages. These operating hazards can cause personal injury and loss of life, damage to or destruction of property, plant and equipment and environmental damage. Even though we believe that the insurance coverage we maintain is in amounts and against the risks that we believe are consistent with industry practice, this insurance may not be adequate to cover all losses or liabilities that we may incur in our operations. To the extent that we experience a material increase in the frequency or severity of accidents or workers’ compensation claims, or unfavorable developments on existing claims, our business, financial condition, results of operations and prospects could be adversely affected.

The Occupational Safety and Health Act of 1970, as amended, or OSHA, establishes certain employer responsibilities, including the maintenance of a workplace free of recognized hazards likely to cause death or serious injury, compliance with standards promulgated by the Occupational Health and Safety and Health Administration and various recordkeeping, disclosure and procedural requirements. While we have invested, and will continue to invest, substantial resources in occupational health and safety programs, serious accidents or violations of OSHA rules may subject us to substantial penalties, civil litigation or criminal prosecution, which could adversely affect our business, financial condition, results of operations and prospects.

Any liability for damages resulting from technical faults or failures of our products could be substantial and could materially adversely affect our business and results of operations.

Our products are integrated into goods used by consumers and therefore a malfunction or the inadequate design of our products could result in product liability claims. Any liability for damages resulting from technical faults or failures could be substantial and could materially adversely affect our business and results of operations. In addition, a well-publicized actual or perceived problem could adversely affect the market’s perception of our products, which would materially impact our financial condition and operating results.

A significant product liability lawsuit, warranty claim or product recall involving us or one of our major customers could adversely affect our financial performance.

In the event that our products fail to perform as expected, whether allegedly due to our fault, and such failure results in, or is alleged to result in, bodily injury and/or property damage or other losses, we may be subject to product liability lawsuits and other claims. If available, product liability insurance generally is expensive. While we presently have product liability coverage at amounts we currently consider adequate, there can be no assurance that we will be able to obtain or maintain such insurance on acceptable terms with respect to other products we may develop, or that any insurance will provide adequate protection against any potential liabilities. In the event of a successful claim against us, a lack or insufficiency of insurance coverage could have a material adverse effect on our business and operations. These types of claims could adversely affect our financial condition, operating results and cash flows.

We may not have sufficient cash to satisfy our redemption obligations with respect to the shares of our common stock owned by Gordian Group and may need to obtain additional debt or equity financing in order to satisfy such obligations.

On October 21, 2013 we granted Gordian Group, LLC, or Gordian, a contractual right to require us to redeem all of their shares of our common stock (131,287 shares) at any time on or after May 24, 2014. Upon any such redemption request by Gordian, we will be required to make an aggregate cash payment equal to the greater of (a) $300,000 and (b) the fair market value of our common stock at the time of our receipt of Gordian’s redemption request. We have a limited amount of revenues and a history of losses, and we may not have sufficient cash to allow us to comply with our redemption obligations. We may need to obtain additional debt or equity financing in order to satisfy any redemption requirement, which financing may not be available on favorable terms or at all. If we are unable to meet any redemption request by Gordian, we may be subject to time-consuming and costly claims or legal proceedings.

As an “emerging growth company” under the JOBS Act, we are permitted to rely on exemptions from certain disclosure requirements.

We qualify as an “emerging growth company” under the JOBS Act. As a result, we are permitted to and may rely on exemptions from certain disclosure requirements. For so long as we are an emerging growth company, we will not be required to:

•	have an auditor report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act;

•	comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

•	submit certain executive compensation matters to shareholder advisory votes, such as “say-on-pay”, “say-on-frequency” and “say-on-golden parachute;” and

•	disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the Chief Executive’s compensation to median employee compensation.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We are choosing to “opt out” of this provision and, as a result, we will comply with new or revised accounting standards as required when they are adopted. Section 107 of the JOBS Act provides that our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

We will remain an “emerging growth company” until the last day of our fiscal year following the fifth anniversary of the date of our first sale of common equity securities pursuant to an effective registration under the Securities Act, or until the earliest of (i) the last day of the first fiscal year in which our total annual gross revenues exceed $1 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, which would occur if the market value of our ordinary shares that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

Until such time, however, we cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

Risks Related to Our Industry

The adoption cycle for our automotive products is lengthy and the lengthy cycle impedes growth in our sales.

The adoption cycle in the automotive components industry can be as long as four years or more for products that must be designed into a new vehicle or engine platform, because some companies take that long to design and develop a new vehicle or engine platform. Even when selling parts that are neither safety-critical nor highly integrated into the vehicle, there are still many stages that an automotive supply company must go through before achieving commercial sales. The sales cycle is lengthy because an automobile manufacturer must develop a high degree of assurance that the products it buys will meet customer needs, interface as easily as possible with the other parts of a vehicle and with the automobile manufacturer’s production and assembly process, and have minimal warranty, safety and service problems. As a result, from the time that a manufacturer develops a strong interest in our products, it normally will take several years before our products are available to consumers in that manufacturer’s vehicles.

In the automotive components industry, products typically proceed through five stages of research and development. Initial research on the product concept comes first, to assess its technical feasibility and economic costs and benefits. This stage often includes development of an internal prototype for the component supplier’s own evaluation. If the product appears feasible, the component supplier manufactures a functioning prototype to demonstrate and test the product’s features. These prototypes are then marketed and sold to automotive companies for testing and evaluation. If an automobile manufacturer shows interest in the product, it typically works with the component supplier to refine the product, then purchases second and subsequent generation engineering prototypes for further evaluation. Finally, the automobile manufacturer either decides to purchase the component for a production vehicle or terminates the program.

The time required to progress through these five stages to commercialization varies widely. Generally, the more a component must be integrated with other vehicle systems, the longer the process takes. Further, products that are installed by the factory usually require extra time for evaluation because other vehicle systems are affected, and a decision to introduce the product into the vehicle is not easily reversed. Because our products are a factory-installed item, the process may take a significant amount of time to commercialization.

Other pulse plug products that we develop are also likely to have a lengthy sales cycle. Because such technology is new and evolving, and because customers will likely require that any new product we develop pass certain feasibility and economic viability tests before committing to purchase, it is expected that any new products we develop will take some years before they are sold to automotive customers.

The automotive industry is subject to intense competition and our current automotive products may be rendered obsolete by future technological developments in the industry.

We operate in an extremely competitive industry, driven by global vehicle production volumes and part replacement trends. Business is typically awarded to the supplier offering the most favorable combination of cost, quality, technology and service. Many of our competitors are substantially larger in size and have substantially greater financial, marketing and other resources than we do. Some of our competitors have already achieved greater market penetration than we have in the markets in which we compete, and some have greater financial and other resources than we do. A number of national companies in our industry are larger than we are and, if they so desire, could establish a presence in our markets and compete with us for contracts. As a result of this competition, we may need to accept lower contract margins in order to compete against competitors that have the ability to accept awards at lower prices or have a pre-existing relationship with a customer.

Competitors are promoting ignition systems that may compete with our products. Competition extends to attracting and retaining qualified technical and marketing personnel. There can be no assurance that we will successfully differentiate our products from those of our competitors, that the marketplace will consider our current or proposed products to be superior or even comparable to those of our competitors, or that we can succeed in establishing new or maintaining existing relationships with automobile manufacturers. Furthermore, no assurance can be given that competitive pressures we face will not adversely affect our financial performance.

Due to the rapid pace of technological change, as with any technology-based product, our products may even be rendered obsolete by future developments in the industry. Our competitive position would be adversely affected if we were unable to anticipate such future developments and obtain access to the new technology.

Adverse conditions in the automotive market may adversely affect future demand for our products.

Part of our revenues is tied to global OEM automobile sales, production levels, and independent aftermarket parts replacement activity. The OEM market is characterized by short-term volatility, with overall expected long-term growth in global vehicle sales and production. Automotive production in the local markets we serve can be affected by macro-economic factors such as interest rates, fuel prices, consumer confidence, employment trends, regulatory and legislative oversight requirements and trade agreements. A variation in the level of automobile production would affect not only our expected future sales to OEM customers but, depending on the reasons for the change, could impact demand from aftermarket customers. Our results of operations and financial condition could be adversely affected if we fail to respond in a timely and appropriate manner to changes in the demand for our products.

We may become subject to pricing pressure from our automotive OEM customers, which could adversely affect our earnings.

There is substantial and continuing pressure from automotive OEMs to reduce the prices they pay to suppliers. Virtually all OEMs have aggressive price reduction initiatives that they impose upon their suppliers, and such actions are expected to continue in the future. Since suppliers' prices cannot increase, suppliers must be able to reduce their operating costs in order to maintain profitability.

To the extent we are successful in expanding our business to provide products to automotive OEMs, we will be subject to this pricing pressure from the OEMs. If we are unable to offset customer price reductions that may be required by the automotive OEMs through improved operating efficiencies, new manufacturing processes, sourcing alternatives, technology enhancements and other cost reduction initiatives, our results of operations and financial condition would be adversely affected.

Because many of the largest automotive manufacturers are located in foreign countries, our business may be subject to the risks associated with foreign sales.

Many of the world’s largest automotive manufacturers are located in foreign countries. Accordingly, if these automotive OEMs become our customers our business may be subject to many of the risks of international operations, including governmental controls, tariff restrictions, foreign currency fluctuations and currency control regulations. No assurance can be given that future contracts will be honored by our foreign suppliers or customers.

EXHIBIT A

FORM OF PROMISSORY NOTE

(attached)

SECURED PROMISSORY NOTE

$[__________]	March [__], 2014

This Secured Promissory Note (“Note”) is being issued by Enerpulse Technologies, Inc., a Nevada corporation (the “Company”), with principal offices at 2451 Alamo Ave SE, Albuquerque, New Mexico 87106, to [     ], a [________] (the “Holder”). [Contemporaneously with the issuance of this Note, the Company is also issuing to the Holder a warrant to purchase [____] shares of the Company’s common stock, par value $0.001 per share, in the form attached hereto as Exhibit A.]

For value received, the Company promises to pay to the Holder, its successors or assigns, the principal sum of [ ($_0,000.00)], and to pay simple interest on the unpaid principal balance from this date at the annual rate of the lower of (i) twelve percent (12.0%) or (ii) the highest rate permissible by law. All unpaid principal, together with any then unpaid and accrued interest and other amounts payable hereunder, shall be due and payable on the earlier of (i) [INSERT DATE THAT IS 60 DAYS FROM ISSUANCE], 2014 (the “Maturity Date”), or (ii) when, upon the occurrence and during the continuance of an Event of Default (as defined below), such amounts are declared due and payable by the Holder or made automatically due and payable, in each case, in accordance with the terms hereof.

This Note is secured to the extent and in the manner set forth in the form of Security Agreement attached hereto as Exhibit B.

Accrued interest shall be payable on the Maturity Date, when all accrued but unpaid interest and the unpaid principal balance shall be paid in full.

The Company may at any time, without penalty, prepay in whole or in part the unpaid balance of this Note. Each payment shall be credited first to accrued but unpaid interest and the balance to principal, and interest shall cease to accrue on the amount of principal so paid.

Interest shall be computed on the basis of a year of 365 days for the actual number of days elapsed.

All payments under this Note shall be made in lawful currency of the United States of America to the Holder at [ADDRESS], or at such other address as the Holder shall have furnished to the Company in writing.

The occurrence of any of the following shall constitute an “Event of Default” under this Note:

(a)          The Company shall fail to pay when due any principal or interest payment on the due date hereunder and such payment shall not have been made within thirty (30) days of the Company’s receipt of written notice to the Company of such failure to pay; or

(b)          The Company shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of its or any of its creditors, (iii) be dissolved or liquidated, (iii) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, and not discharged within one hundred eighty (180) days of commencement.

Upon the occurrence of any Event of Default and at any time thereafter during the continuance of such Event of Default, the Holder may, by written notice to the Company, declare all unpaid outstanding principal and accrued interest payable by the Company hereunder to be immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein to the contrary notwithstanding. In addition to the foregoing remedies, upon the occurrence and during the continuance of any Event of Default, the Holder may exercise any other right power or remedy permitted to it by law, either by suit in equity or by action at law, or both.

The Company agrees to reimburse the Holder for all costs of collection or enforcement of this Note (including, but not limited to, reasonable attorneys' fees) incurred by the Holder. Neither this Note nor any rights hereunder may be assigned, conveyed or transferred, in whole or in part, by a party to this Note without the other party’s prior written consent, which the other party may withhold in its sole discretion. The rights and obligations of the Company and the Holder under this Note shall be binding upon and benefit their respective permitted successors, assigns, heirs, administrators and transferees.

This Note shall be governed by and construed under the internal laws of the State of Delaware as applied to agreements among Delaware residents entered into and to be performed entirely within Delaware, without reference to principles of conflict of laws or choice of laws.

EXECUTED at Enerpulse Technologies, Inc., 2451 Alamo Ave SE, Albuquerque, New Mexico 87106.

Enerpulse Technologies, Inc.

By:

Name: Joseph E. Gonnella
Title: Chief Executive Officer

Agreed to and accepted by:

[HOLDER]

By:
Name:
Title:

EXHIBIT B

FORM OF SECURITY AGREEMENT

(attached)

SECURITY AGREEMENT

THIS SECURITY AGREEMENT ( as it may be amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) is made as of March __, 2014 (“Effective Date”) by and between [_________] (the “Agent”), in its capacity as collateral agent hereunder (the “Collateral Agent”) for the purchasers (each a “Secured Party” and collectively, the “Secured Parties”) party to the Purchase Agreement (as defined below) and Enerpulse Technologies, Inc., a Nevada corporation (the “Company”).

RECITAL

A.           The Company and the Secured Parties entered into a Note Purchase Agreement dated as of March 3, 2014 (the “Purchase Agreement”) pursuant to which the Secured Parties purchased, and the Company issued, Secured Promissory Notes (the “Notes”) to the Secured Parties dated as of the Effective Date evidencing the Company’s obligation to repay the Secured Parties certain funds on the terms and conditions set forth in the Notes.

B.           The parties have agreed that the Company’s obligations under the Notes will be secured by the Company’s grant to the Collateral Agent for the benefit of the Secured Parties of a security interest in and to certain Collateral (as defined below), pursuant to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing, and the representations, warranties, covenants and conditions set forth below, the parties hereto, intending to be legally bound, hereby agree as follows:

AGREEMENT

1.           COLLATERAL AGENT.

1.1           Appointment of Collateral Agent. Appointment of Collateral Agent. Each of the Secured Parties appoints, designates and authorizes [__________] as the Collateral Agent for all Collateral, and the Collateral Agent hereby agrees to act as Collateral Agent for the Secured Parties pursuant to the terms of this Agreement. Each Secured Party hereby authorizes the Collateral Agent, and the Collateral Agent agrees, to take such action on its behalf under the provisions of this Agreement and each Note and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement, the Purchase Agreement or any Note, together with such powers as are reasonably incidental thereto, including to execute and enter into this Agreement, the Purchase Agreement and any other instruments relating to this Agreement and the Notes (the “Purchase Documents”). Notwithstanding any provision to the contrary contained elsewhere in any Purchase Document, the Collateral Agent (which term used in this sentence, and in Section 1.2 and Section 1.5 shall include reference to its affiliates, and its own and its affiliates' officers, directors, employees and agents) shall not have any duties or responsibilities, other than the duty to perform its express obligations under this Agreement and the other applicable Purchase Documents in accordance with their respective terms, subject in all events to the provisions of this Agreement limiting the responsibility or liability of the Collateral Agent hereunder, nor shall the Collateral Agent have or be deemed to have any fiduciary relationship with any Secured Party under this Agreement, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Purchase Document or otherwise exist against the Collateral Agent. Without limiting the generality of the foregoing sentence, the use of the term "agent" herein and in the Purchase Agreement or any Note with reference to the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. By acceptance of the benefits of this Agreement (whether by execution hereof or under the terms of the Purchase Agreement), each Secured Party that is not a party to this Agreement shall be deemed to have consented to the appointment and authorization set forth in the first two sentences of this subsection and the other provisions of this Section 1.

1.2           Liability of Collateral Agent. Neither the Collateral Agent nor any of its affiliates, officers, directors, employees, agents or attorneys in fact shall (i) be liable for any action taken or omitted to be taken by it or any such person under or in connection with this Agreement or any other Purchase Document or the transactions contemplated hereby or thereby (except for its own bad faith, gross negligence or willful misconduct (provided that the foregoing shall not limit any liability the Collateral Agent may have arising solely in respect of its capacity as a Secured Party)), or (ii) responsible in any manner to any Secured Party for any recital, statement, representation or warranty made by the Company, or any officer thereof, contained in this Agreement or any other Purchase Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Collateral Agent under or in connection with, any Purchase Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any Purchase Document, or for any failure of the Company to perform its obligations hereunder or thereunder.

1.3           Reliance by Collateral Agent. The Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex, teletype or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper person or persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the Collateral Agent. The Collateral Agent shall be fully justified in failing or refusing to take any action under this Agreement, the Purchase Agreement or any Note unless it shall first receive such advice or concurrence of the Secured Parties.

1.4           Failure to Act. No provision of this Agreement or the Purchase Agreement shall require the Collateral Agent to take any action that it reasonably and in good faith believes (based on the written advice of counsel) to be contrary to a law or to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties thereunder (unless reasonable assurance has been provided for the reimbursement of such funds or liability).

1.5           Indemnification. Each Secured Party shall, based on its pro rata share of the Indebtedness, severally indemnify the Collateral Agent and its successors, assigns, agents and employees, from and against any and all losses, claims, damages, penalties, liabilities, and related reasonable out-of-pocket expenses imposed on incurred by or asserted against the Collateral Agent, or its successors, assigns, agents and employees, in any way directly relating to or arising out of this Agreement and any other Purchase Document, or the ownership, delivery, possession, use, condition, or disposition of any Collateral, other than any such losses, claims, damages, penalties, liabilities or expenses arising out of the gross negligence or willful misconduct of the Collateral Agent (acting in such capacity).

2.           Security.

2.1           Grant of Security Interest. As security for the prompt and punctual payment and performance of all Indebtedness (as defined below) of the Company to the Secured Parties when and as due under the Notes, the Company hereby grants to the Collateral Agent for the benefit of the Secured Parties a security interest in the Collateral (as defined below). For purposes of this Agreement, “Indebtedness” means all obligations and liabilities of the Company to the Secured Parties under the Notes.

2.2           Collateral Defined. As used in this Agreement, the term “Collateral” means, collectively, any and all of the Company’s accounts receivable and equipment, whether now owned by the Company or hereafter acquired, and all proceeds thereof.

2.3           Collateral Agent and Secured Party Rights. Collateral Agent is hereby authorized to file one or more UCC-1 Financing Statements with the Secretary of State of the State of Nevada or any other applicable filing office evidencing and providing notice of the security interest granted to Collateral Agent for the benefit of the Secured Parties pursuant to this Agreement in the Collateral.

2.4           Release of Collateral. Upon the full and final discharge of all of the Indebtedness, the Collateral Agent and the Secured Parties will execute and deliver such documents as may be reasonably necessary and requested by the Company to release the Collateral from the security interest granted to the Collateral Agent for the benefit of the Secured Parties in this Agreement.

2.5           Termination. When all the Indebtedness has been paid in full and discharged, this Agreement and the security interest granted to the Collateral Agent for the benefit of the Secured Parties hereunder will terminate and a UCC-3 Termination Statement shall be filed by the Collateral Agent indicate the termination of the security interest created hereby.

3.           Representations and Warranties of the Company. The Company hereby represents and warrants to the Collateral Agent and the Secured Parties that the statements contained in the following paragraphs of this Section 2 are all true and correct immediately prior to the execution of the Notes.

3.1           Title. The Company owns all right, title and interest in and to the Collateral.

3.2           Right to Grant Interest. The Company has the right to grant the security interest under this Agreement to Collateral Agent for the benefit of the Secured Parties in the Collateral.

3.3           No Bankruptcy. The Company is not subject to any bankruptcy case or insolvency proceedings before any court in any jurisdiction. In the ninety (90) days preceding the date of this Agreement, the Company has not received any threat from any third party to subject the Company to any involuntary bankruptcy or insolvency proceeding.

4.           Covenants of the Company. So long as any of the Company Indebtedness to the Secured Parties has not been fully satisfied, the Company covenants and agrees with the Collateral Agent and the Secured Parties that:

4.1           Payment of Indebtedness. The Company will pay all Indebtedness when due under the Notes.

4.2           Condition of Collateral. The Company will maintain the Collateral in good condition and repair.

4.3           Further Assurances. The Company will execute and deliver such documents as Secured Parties deems necessary to create, perfect and continue the security interests granted by this Agreement.

4.4           Taxes. The Company will pay all taxes due and owing by the Company at such time as they become due.

4.5           No Sale or Transfer. The Company will not to sell, offer to sell, or otherwise transfer the Collateral, except in the ordinary course of business.

4.6           Books and Records. The Company will keep, in accordance with accounting principles consistently applied, complete and accurate books and records regarding all Collateral.

4.7           Inspection. The Company will permit the Collateral Agent and/or the Secured Parties and their designees at all reasonable times to inspect the Collateral and Company’s books and records relating to Collateral, and to audit and make copies or extracts from such books and records.

5.           Rights and Remedies Upon Event of Default.

5.1           General Remedies. In the event of an occurrence and continuation of an Event of Default, in addition to exercising any other rights or remedies the Collateral Agent may have on behalf of the Secured Parties under the Notes, at law or in equity, or pursuant to the provisions of the Uniform Commercial Code, the Collateral Agent, at the written direction of any Secured Party, shall, and without demand first made, exercise any one or all of the following rights and remedies: (i) collect the Collateral and its proceeds; (ii) proceed with the foreclosure of the security interest in the Collateral granted herein and the sale or endorsement and collection of the proceeds of the Collateral in any manner permitted by law or provided for herein; (iii) collect payments directly from the account debtors; (iv) institute a suit or other action against the Company for recovery on the Notes or to effect a sale of the Collateral; (v) exercise any rights and remedies of a secured party under the Uniform Commercial Code; and/or (vi) offset, against any payment due from the Company to the Secured Parties, the whole or any part of any Indebtedness of the Secured Parties to the Company.

5.2           No Election of Remedies. The election by any Secured Party of any right or remedy will not prevent any Secured Party from exercising any other right or remedy against the Company.

5.3           Proceeds. If an Event of Default occurs, all proceeds and payments with respect to the Collateral will be retained by the Collateral Agent for the benefit of the Secured Parties (or if received by the Company will be held in trust and will be forthwith delivered by the Company to the Collateral Agent in the original form received, endorsed in blank) and held by the Collateral Agent for the benefit of the Secured Parties as part of the Collateral or applied by Collateral Agent for the benefit of the Secured Parties to the payment of the Indebtedness as provided in Section 5.5 below.

5.4           Sales of Collateral. Any item of Collateral may be sold for cash or other value at public or private sale or other disposition and the proceeds thereof collected by the Collateral Agent as provided in the Uniform Commercial Code or under other applicable law. The Company agrees to promptly execute and deliver, or promptly cause to be executed and delivered, such instruments, documents, assignments, waivers, certificates and affidavits and supply or cause to be supplied such further information and take such further action as the Collateral Agent or the Secured Parties may reasonably require in connection with any such sale or disposition. The Secured Parties will have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, acting collectively or individually, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in the Company, which right or equity is hereby waived or released. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least ten (10) days before such sale or other disposition. The Collateral Agent agrees to give the Company ten (10) days’ prior written notice of any sale or other disposition of Collateral (or any part thereof) by the Collateral Agent for the benefit of the Secured Parties.

5.5           Application of Proceeds. The proceeds of all sales and collections in respect of the Collateral, the application of which is not otherwise specifically herein provided for, will be applied as follows: (i) first, to the payment of the costs and expenses of such sale or sales and collections and the actual attorneys’ fees and out-of-pocket expenses incurred by the Collateral Agent and the Secured Parties relating to costs of collection; (ii) second, any surplus then remaining will be applied to the payment of all unpaid Indebtedness, based on the pro rata amount outstanding in favor of each Secured Party; and (iii) third, any surplus then remaining will be paid to the Company.

6.           GENERAL PROVISIONS.

6.1           Survival of Warranties. The representations, warranties and covenants of the Company and the Secured Parties contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of any of the Secured Parties or the Company, as the case may be.

6.2           Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties.

6.3           Governing Law. This Agreement shall be governed by and construed under the internal laws of the State of Delaware as applied to agreements entered into and to be performed entirely within Delaware, without reference to principles of conflict of laws or choice of laws and, to the extent applicable, by federal law.

6.4           Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

6.5           Headings. The headings and captions used in this Agreement are used only for convenience and are not to be considered in construing or interpreting this Agreement. All references in this Agreement to sections, paragraphs, exhibits and schedules shall, unless otherwise provided, refer to sections and paragraphs hereof and exhibits and schedules attached hereto, all of which exhibits and schedules are incorporated herein by this reference.

6.6           Notices. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given (i) at the time of personal delivery, if delivery is in person; (ii) one (1) business day after deposit with an express overnight courier for United States deliveries, or two (2) business days after such deposit for deliveries outside of the United States, with proof of delivery from the courier requested; or (iii) three (3) business days after deposit in the United States mail by certified mail (return receipt requested) for United States deliveries when addressed to the party to be notified at the address indicated for such party on the signature page hereto, or, or at such other address as any party or the Company may designate by giving ten (10) days’ advance written notice to all other parties.

6.7           Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision(s) shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

6.8           Further Assurances. From and after the date of this Agreement, upon the request of the Secured Parties or the Company, the Company and the Secured Parties shall execute and deliver such instruments, documents or other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement.

5.9           Waiver and Amendment. Any of the terms and provisions of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but only by a written instrument executed by such party. This Agreement may be amended only by an agreement in writing executed by the parties.

5.10         Delay or Omission. No delay or omission to exercise any right, power or remedy accruing to any party hereto shall impair any such right, power or remedy of such party nor be construed to be a waiver of any such right, power or remedy nor constitute any course of dealing or performance hereunder.

[SIGNATURE PAGE IMMEDIATELY FOLLOWS]

IN WITNESS WHEREOF, the parties have caused this SECURITY AGREEMENT to be executed and delivered as of the date first above written.

COLLATERAL AGENT:

By:

[COLLATERAL AGENT]

COMPANY:

ENERPULSE TECHNOLOGIES, INC.

By:

Joseph E. Gonnella
Chief Executive Officer

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